The George Putnam Fund of Boston, Annual Report, 8/31/06


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended August 31, 2006 Putnam Management has
assumed $70,722 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).


72DD1 (000s omitted)		Class A	90,592
					Class B	15,899
					Class C	 1,499

72DD2 (000s omitted)		Class M	 4,676
					Class R	    25
					Class Y	17,913


73A1					Class A	0.501
					Class B	0.358
					Class C	0.364

73A2					Class M	0.409
					Class R	0.464
					Class Y	0.548

74U1	(000s omitted)		Class A	173,328
					Class B	 34,631
					Class C	  3,879

74U2	(000s omitted)		Class M	 10,395
					Class R	     84
					Class Y	 27,057

74V1					Class A	18.21
					Class B	18.02
					Class C	18.09

74V2					Class M	18.02
					Class R	18.15
					Class Y	18.26






Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.